Exhibit 99.1

ZixCorp Reports Positive Preliminary Results for the Fourth Quarter of 2014 and Planned Cost Reductions in 2015

DALLAS — Jan. 13, 2014 — Zix Corporation (ZixCorp), (NASDAQ: ZIXI), a leader in email data protection, today announced selected preliminary financial results for its fourth quarter ended Dec. 31, 2014, ahead of its scheduled presentation and investor meetings tomorrow, Jan. 14, at the Needham Growth Conference.

Fourth Quarter Selected Preliminary Financial Results

•	New first year orders for the fourth quarter are expected to exceed $2.5 million, an increase of approximately 55% as compared to third quarter and 8% year-over-year

•	Total revenue for the fourth quarter is expected to be $12.9 million, an increase of approximately 1% as compared to third quarter and 5% year-over-year, and in line with the Company’s previously provided revenue guidance for the quarter

•	Total ZixOne customers increased 57% to more than 260 with the addition of approximately 96 new ZixOne customers in the fourth quarter, compared to 56 new customers in the third quarter and 45 new customers in the second quarter

•	ZixOne new seats sold during the quarter increased approximately 120% sequentially with the addition of more than 7,700 new seats

•	ZixDLP new seats sold during the quarter increased more than 265% sequentially with the addition of approximately 52,000 new seats

•	New products, ZixOne and ZixDLP, contributed approximately 12% of the new first year order total for the fourth quarter

2015 Planned Cost Reductions

ZixCorp plans to reduce research and development and other expenses associated with the successful launch of ZixOne. The Company will share details relating to 2015, including revenue and adjusted earnings per share guidance, in its final fourth quarter and year-end financial results conference call on Tuesday, Feb. 17, 2015. Additional earnings call details will be announced in late January.

“We are pleased to see a rebound in new sales in the fourth quarter, resulting in a solid increase in our new first year orders,” said Rick Spurr, ZixCorp’s Chief Executive Officer. “As we look ahead to 2015, we are very optimistic about the opportunities we see for growth of our base email encryption business and for continued market traction of ZixOne, our new BYOD offering that significantly increases our addressable market. With the positive market momentum we are generating with this unique and disruptive solution and the investments we have made to expand our presence in this large new market segment, we are now able to prudently scale back expenses, primarily research and development expenses, associated with the successful launch of ZixOne. We have a significant opportunity for growth with ZixOne, and we look forward to reporting on our progress in the year to come.”

Needham Conference Details

Mr. Spurr will present at the Needham Growth Conference Wednesday, Jan. 14, 2015, at 4:10 p.m. ET. The conference is being held at The New York Palace in New York City.

Mr. Spurr will give a 25-minute presentation on ZixCorp and its financial performance through the third quarter of 2014, as well as discuss the above referenced select preliminary financial results for the fourth quarter of 2014. The presentation will be followed by a 15-minute question and answer session.

The audio portion of this presentation will be broadcast in a live webcast, and an archive of the webcast will be available for 90 days. Access to the webcast will be available at http://wsw.com/webcast/needham69/zixi or http://investor.zixcorp.com.

About Zix Corporation

ZixCorp is a leader in email data protection. ZixCorp offers industry-leading email encryption, a unique email DLP solution and an innovative email BYOD solution to meet your company’s data protection and compliance needs. ZixCorp is trusted by the nation’s most influential institutions in healthcare, finance and government for easy to use secure email solutions. ZixCorp is publicly traded on the Nasdaq Global Market under the symbol ZIXI, and its headquarters are in Dallas, Texas. For more information, visit www.zixcorp.com.

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ZixCorp Contacts

Investor Relations Todd Kehrli or Jim Byers (323) 468-2300 zixi@mkr-group.com	Public Relations Taylor Stansbury Johnson (214) 370-2134 tjohnson@zixcorp.com

Statements in this release that are based on preliminary information, are not purely historical facts or that necessarily depend upon future events, including statements about forecasts of sales, or revenue or earnings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to market acceptance of new ZixCorp solutions and how privacy and data security laws may affect demand for ZixCorp email data protection solutions. ZixCorp may not succeed in addressing these and other risks. Further information regarding factors that could affect ZixCorp financial and other results can be found in the risk factors section of ZixCorp’s most recent filing on Form 10-K with the Securities and Exchange Commission. Statements in this release about fourth quarter financial results are based on preliminary information and remain subject to revision. Readers are cautioned not to place undue reliance on these preliminary financial results.